UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 6, 2011

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350

Honolulu, HI  96819

 (Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

On April 6, 2011, Hawaiian Airlines, Inc. (“Hawaiian”), a Delaware corporation and wholly-owned subsidiary of Hawaiian Holdings, Inc. (the “Registrant”), entered into a Loan Agreement (the “Loan Agreement”) with Natixis, as administrative agent; Wells Fargo Bank Northwest, National Association, not in its individual capacity, except as expressly stated therein, as security trustee; Landesbank Hessen-Thüringen Girozentrale, KfW IPEX-Bank GmbH and Natixis Transport Finance, as joint lead arrangers; and the lenders from time to time party thereto, in the aggregate principal amount of up to $65 million (the “Loan”).  The proceeds of the Loan will be used by Hawaiian to finance a portion of the purchase price of one Airbus A330-200 including two Rolls-Royce Model Trent 772B-60 engines (the “Purchased Aircraft”).

The Registrant previously announced, in February 2008, the execution of an agreement with Airbus S.A.S. (and amendments to such agreement have subsequently been disclosed) for, among other things, the purchase of the Purchased Aircraft.

The Loan will bear interest, at Hawaiian’s election, at either a floating rate based on a margin over LIBOR or a fixed rate, will fully amortize over a twelve year period and is subject to a prepayment fee for voluntary prepayments during the first three years of the Loan Agreement.  The Loan is secured by a first priority security interest over the Purchased Aircraft.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement which the Registrant intends to file with the Securities and Exchange Commission as an exhibit to its report on Form 10-Q for the second quarter of its 2011 fiscal year.  The Registrant also intends to seek confidential treatment of certain terms of such agreement at such time.

ITEM 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hawaiian Holdings, Inc.

Date: April 12, 2011	By:	/s/ Hoyt H. Zia
Hoyt H. Zia
Secretary